Exhibit 99.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

BENEN TRADING LTD.

EDWARD FITZGERALD

KEVIN FITZGERALD

and

FITZGERALD INDUSTRIES INTERNATIONAL, INC.

April 15, 2004

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SCHEDULES

Schedule	Description

1.01(a)	Furniture, Machinery and Equipment
1.01(c)	Contracts and Commitments
1.01(d)	Proprietary Rights
1.01(f)	Governmental Licenses, Permits and Authorizations
1.01(h)	Credits, Bank Accounts and Prepaid Expenses
1.06	Allocation of the Purchase Price
1.10	Consignment Inventory
3.02	Authorization, Compliance with Other Instruments and Law
3.05	Tax Matters
3.07	Licenses, Permits and Authorizations
3.08	Title Exceptions
3.11	Litigation and Other Claims
3.15	Insurance
3.16	Inventory; Accounts Receivable
3.18	Labor Matters
3.20	Environmental Matters
8.01	Transferred Employees
8.03	Accrued Vacation, Sick Time and Personal Time
10.03	Commissions and Fees

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EXHIBITS

Exhibit	Description

A	Form of Assignment and Assumption of Liabilities Agreement
B	Bill of Sale
C	Lease of Real Property
D	Employment Agreements with Shareholders
E	Employment Agreements with Employees
F	Stock Purchase Agreement
G1	Opinion of Buyer's United States Counsel
G2	Opinion of Buyer’s Irish Counsel
H	Opinion of Seller's Counsel

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ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of April 15, 2004 by and between BENEN TRADING LTD., an Irish limited company (“Buyer”) FITZGERALD INDUSTRIES INTERNATIONAL, INC., a Massachusetts corporation (“Seller”), Mr. EDWARD FITZGERALD and Mr. KEVIN FITZGERALD (“Shareholders”).

SUMMARY OF TRANSACTION

Seller wishes to sell and Buyer wishes to purchase all of the business of Seller (the “Business”) and assets related to the Business of Seller, subject to certain of the liabilities of Seller.

ARTICLE I

SALE OF ASSETS AND TERMS OF PAYMENT

1.01     Assets Being Sold (the “Purchased Assets”). Seller agrees to sell and Buyer agrees to purchase, at the Closing (as defined in Section 7.01 hereof), all of the assets of Seller related to the Business as they shall exist on the Closing Date (as defined in Section 7.01 hereof), except for the Retained Assets (as defined in Section 1.02 hereof), including without limitation the following assets:

(a)     Furniture, Machinery and Equipment. All the furniture, machinery, transportation vehicles, equipment, fixtures and leasehold improvements of Seller related to the Business which are listed in Schedule 1.01(a) hereto, which shall be updated to include all similar assets of Seller acquired hereafter prior the Closing.

(b)     Inventories. All inventories owned by Seller of any kind related to the Business, including, but not limited to, finished goods (whether manufactured or purchased), work-in-process, supplies and raw materials;

(c)     Contracts and Commitments. Subject to the provisions of Section 1.08 hereof, all of the right, title and interest of Seller in, to and under all pending and executory contracts, agreements, commitments and understandings of Seller related to the Business, including, without limitation, those with respect to (w) confidentiality of information relating to the Business of Seller supplied to potential purchasers of the Business of Seller, (x) the purchase of materials, supplies or services, (y) the sale of products, and (z) the Material Contracts as defined in Section 3.06, which Material Contracts are listed in Schedule 1.01(c) hereto;

(d)     Proprietary Rights.

(i)       Patents, Trademarks and Related Assets. All United States and foreign patents, trademarks, service marks, domain names, Internet web sites and their contents, software and goodwill appurtenant thereto, and applications therefor,

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copyrights, tradenames (including without limitation “Fitzgerald Industries International, Inc.”), brand names and licenses (“Proprietary Rights”) of Seller related to the Business, including those listed in Schedule 1.01(d) hereto;

(ii)      Technical Know-how. All proprietary and other technical information and technology (“Technical Know-how”) owned by Seller related to the Business (including research and development in progress), including inventions and discoveries, protocols, improvements, processes, know-how, formulae, drawings, specifications, production data, trade secrets, plans, files, notebooks and other records and documents pertaining to research and development;

(iii)     Licenses. All right, title and interest related to the Business of Seller in, to and under any licenses of any Proprietary Rights or Technical Know-how owned by any third party; and

(iv)      Related Agreements. All secrecy or other agreements related to the Business of Seller with others, including employees, relating to disclosure, assignment or patenting of any Proprietary Rights or Technical Know-how;

(e)      Books and Records. All books and records, including all sales and credit records, marketing, advertising and sales material, literature, catalogues and other publications, customer lists, supplier lists, financial records and personnel and payroll records of Seller related to the Business, but excluding the corporate books and records of the Seller;

(f)     Governmental Licenses, Permits and Authorizations. To the extent assignable, all governmental licenses, permits and authorizations related to the Business, if any, a complete list of which is set forth in Schedule 1.01(f) hereto;

(g)      Accounts and Notes Receivable. All of Seller's accounts receivable and notes receivable related to the Business; provided, however, that any of such accounts receivable collected by Buyer within 30 days after the Closing shall belong to Seller and be remitted to Seller if collected by Buyer;

(h)      Credits and Prepaid Expenses. To the extent assignable, all of Seller's credits, prepaid expenses and other non-cash current assets related to the Business listed in Schedule 1.01(h);

(i)      Intangible Assets. The Business of Seller as a going concern and the goodwill thereof; and

(j)     Other Assets. All other assets, properties, and rights of every kind and nature owned or held by Seller related to the Business or in which Seller has an interest on the Closing Date, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, other than the Retained Assets.

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1.02      Retained Assets. Notwithstanding the foregoing, the Purchased Assets shall not include (i) any cash, short term liquid investments or cash equivalents held by the Seller; (ii) any and all proceeds from that certain Stockholders’ Agreement dated as of August 10, 1995 between Shareholders and Seller (the “Stockholders’ Agreement”) or of the insurance policies thereunder, or (iii) any proceeds from this agreement (the “Retained Assets”).

1.03      Assumed Liabilities. Buyer agrees to assume, perform and discharge those of Seller's liabilities related to the Business set forth below: (the “Assumed Liabilities”)

(a)      Uncompleted Contracts. All obligations arising or to be performed after the Closing Date with respect to the uncompleted contracts and commitments being purchased as Purchased Assets, including, but not limited to, the Material Contracts, but not including any obligations arising from any breach of any such contract or commitment occurring prior to the Closing Date, and except as provided in Section 1.08 hereof;

(b)      Employee Obligations. All of the employee obligations and liabilities of the Transferred Employees (as defined in 8.01), to the extent such obligations arise after the Closing Date, provided however, that Buyer has also agreed to credit Transferred Employees for accrued vacation, sick time and personal time pursuant to Section 8.03 hereof. For the avoidance of doubt, any liabilities under the Seller’s profit-sharing-plan for the period ending March 31, 2004 will not be assumed by the Buyer.

Buyer shall not assume any liabilities or obligations of Seller except as specifically assumed by Buyer pursuant to the provisions of Sections 1.03, 8.03, 9.01 and 9.02, and Seller and Shareholders agree to jointly and severally indemnify and hold harmless Buyer with respect to any such non-assumed liabilities and obligations in the manner provided in Section 10.06(a) hereof.

1.04      Retained Liabilities. Notwithstanding the foregoing, the Assumed Liabilities shall not include (i) tax liabilities of Seller arising prior to the Closing Date and (ii) any liabilities or obligations arising out of, resulting from, or relating to claims, whether founded upon negligence, breach of warranty, strict liability in tort or any other similar legal theory, seeking compensation or recovery for or relating to injury to person or damage to property arising out of or related to a defect or alleged defect of, or otherwise related to, any product made or sold by Seller or any predecessor of Seller on or prior to the Closing Date; and (iii) any liabilities or obligations arising out of, resulting from, or relating to claims of infringement or other misappropriation of intellectual property rights of third parties with respect to the manufacture, use and sale of products by Seller or any predecessor of Seller on or prior to the Closing Date; and (iv) any liabilities or obligations arising out of, resulting from or relating to any litigation, proceedings, actions, arbitrations, claims or investigations at law or in equity or by or before any governmental agency pending or threatened against Seller as of the Closing Date; and (v) Environmental Claims (as defined in Section 3.20); and (vi) any liabilities or obligations of Seller, or any consolidated group of which Seller is a member, for any foreign, Federal, state or local income, franchise, gross receipts, property, sales, use or value added taxes or any interest, additions to tax or penalties thereon, accrued for or applicable to Seller on or prior to the Closing Date; and (vii) except as otherwise provided in Section 1.03(b), any liabilities or obligations arising prior to the Closing with respect to the Transferred Employees, including, without limitation, all obligations for salary, benefits and other compensation which accrue prior to the Closing (collectively, the “Retained Liabilities”).

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1.05    Purchase Price.

(a)      Payment. Buyer, in consideration for the purchase of the Purchased Assets being sold pursuant to this Agreement, agrees to pay and deliver to Seller, at the Closing cash in the amount of US $16,000,000 in immediately available Federal Funds by wire transfer to the bank account of Seller designated by Seller in writing not less than two days before the Closing; and

(b)      Assumption of Obligations. At the Closing, Buyer shall deliver to Seller an instrument in the form of Exhibit A hereto by which Buyer shall assume and agree to perform and discharge the Assumed Liabilities.

1.06    Allocation of the Purchase Price. As soon as practicable after the Closing Date, Seller and Buyer agree to allocate the purchase price for the Purchased Assets in the manner set forth in Schedule 1.06 hereto, which allocation the parties shall adhere to for the purposes of all Federal, state and local tax returns filed by them subsequent to the Closing, including the determination by Seller of taxable gain or loss on the sale of the Purchased Assets hereunder and the determination by Buyer of its tax basis with respect to the Purchased Assets. Schedule 1.06 shall be prepared in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, and the Treasury Regulations promulgated thereunder.

1.07    Absolute Sale. Seller agrees that the sale, conveyance, transfer and delivery of the Purchased Assets to Buyer shall be free and clear of all title defects, liabilities, obligations, liens, encumbrances, charges and claims of any kind, except any liabilities and obligations expressly assumed by Buyer pursuant to Sections 1.03, 9.01 and 9.02 hereof and the title exceptions listed in Schedule 3.08 hereto.

1.08    Other Contracts. This Agreement shall not constitute an agreement to assign or sublicense, as the case may be, any contracts, leases, licenses, agreements or arrangements (for purposes of this Section 1.08 collectively called “contracts”) if such attempted assignment or sublicense, without the consent of the other party thereto, is not permitted as a matter of law or in accordance with the terms of such contracts or would constitute a breach of such contracts or would in any way impair the rights of Seller or Buyer thereunder. Seller will use its best efforts to obtain, or will assist Buyer to obtain, such consents as may be necessary or appropriate to vest in Buyer all of Seller's right, title and interest in all such contracts. If such consent is not obtained or if an assignment, attempted assignment or sublicense is not so permitted or would be ineffective or would impair Buyer's rights thereunder, Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contracts.

1.09    Bulk Sales Laws. Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales laws; provided, however, that Seller and Shareholders agree to jointly and severally pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Purchased Assets by reason of such noncompliance, to jointly and severally indemnify, defend and hold harmless Buyer from and against any and all such claims in the manner provided in Section 10.06(a) hereof, and to take promptly all necessary action to remove any lien or encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

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1.10    Consignment Inventory. Schedule 1.10 lists all inventory held by Seller on consignment (“Consigned Inventory”). Before the Closing, Seller shall have delivered to Buyer copies of all written agreements relating to the Consigned Inventory and summarized all material terms of any oral agreement relating to the Consigned Inventory on Schedule 1.10; provided however, that Seller may redact any information revealing the identity of the owner of the Consigned Inventory. At the Closing, Buyer shall take possession of the Consigned Inventory and will, upon sale of any Consigned Inventory, make payment to the owners of the Consigned Inventory in accordance with the terms, conditions and agreements delivered to Buyer and contained on Schedule 1.10. Immediately after the confirmation of receipt of the Purchase Price at the Closing, Seller shall provide Buyer with a supplement to Schedule 1.10 which shall list the parties on whose behalf the Consigned Inventory is held and the terms and conditions relating thereto.

ARTICLE II

RELATED AGREEMENTS

Simultaneously with the Closing hereunder the following agreements and forms (the “Related Agreements”) shall be executed and delivered:

2.01    Assignment and Assumption. Assignment and Assumption of Liabilities Agreement substantially in the form attached as Exhibit A;

2.02    Bill of Sale. Bill of Sale substantially in the form attached as Exhibit B;

2.03    Lease of Real Property. Lease Agreement for the premises of the Seller between the Shareholders as trustees of 34 Junction Square Realty Trust and the Buyer substantially in the form of Exhibit C;

2.04    Shareholder Employment Agreements. Employment Agreements substantially in the form of Exhibit D with Edward Fitzgerald and Kevin Fitzgerald (the “Employment Agreements”).

2.05    Employee Employment Agreements. Employment Agreements substantially in the form of Exhibit E with the Transferred Employees.

2.06    Stock Purchase Agreement. Stock Purchase Agreement attached hereto as Exhibit F.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

Seller and Shareholders jointly and severally represent and warrant to, and covenant with, Buyer that as of the date hereof and as of the Closing Date:

3.01    Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts, and has the corporate power and authority to own and operate its properties and assets (including the Purchased Assets) and to conduct its business as it is now being conducted. Seller is duly qualified to do business in all other jurisdictions in which Seller owns, leases or operates property or otherwise conducts Seller’s business if the failure to be qualified would have a material adverse effect on Seller's ability to conduct business using the Purchased Assets.

3.02    Authorization, Compliance with Other Instruments and Law. Seller has full corporate power and authority to enter into this Agreement and the other agreements and documents to be executed and delivered by it at Closing as contemplated hereby (collectively, the “Closing Documents”), to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the shareholders and board of directors of Seller. This Agreement has been duly executed and delivered by Seller and Shareholders, and is a valid and binding obligation of Seller and Shareholders enforceable against Seller and Shareholders in accordance with its terms and the Closing Documents and will, when executed and delivered by Seller and Shareholders at Closing, constitute valid and binding obligations of Seller and Shareholders enforceable against Seller and Shareholders in accordance with their terms. The execution, delivery and performance of this Agreement and the Closing Documents will not (i) conflict with or result in a breach or violation of any provision of the Articles of Organization or By-Laws of Seller or of any order, writ, injunction, judgment, decree, law, statute, rule or regulation to which Seller or any of the Shareholders is a party or by which Seller or the Purchased Assets may be bound or affected; or (ii) except as set forth in Schedule 3.02, result in a default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any lien, encumbrance, security agreement, charge, pledge, equity or other claim or right of any person in or to the Purchased Assets under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller or any of the Shareholders is a party or by which Seller, the Shareholders or the Purchased Assets may be bound. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Seller or any of the Shareholders from any Federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulation of any such government or agency shall have been made in such form as is acceptable as filed. Buyer shall cooperate with Seller and Shareholders with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations. Seller will deliver to Buyer at the Closing true and complete copies of all resolutions of its shareholders, if required, and board of directors by which the execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby were authorized, certified by its respective Clerk or Assistant Clerk as of the Closing Date.

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3.03    Financial Statements.

(a)      Seller has previously furnished to Buyer true and correct copies of (i) the audited balance sheets of Seller as at December 31, 2003; and (ii) the audited income statements of Seller and statements of shareholders' equity and cash flow for the fiscal years ended December 31, 2003 (the “2003 Financial Statements”). The balance sheets included in the 2003 Financial Statements (including the related notes thereto) are true, complete and correct and present fairly the financial position of Seller as of their respective dates, and the related income statements included in the 2003 Financial Statements are true, complete and correct and present fairly the results of operations of Seller for the periods then ended, all in conformity with United States GAAP applied on a consistent basis. Seller will furnish to Buyer after the Closing true and correct copies of (i) the audited balance sheets of Seller as at December 31, 2002; and (ii) the audited income statements of Seller and statements of shareholders’ equity and cash flow for the fiscal years ended December 31, 2002 (the “2002 Financial Statements”). The balance sheets included in the 2002 Financial Statements (including the related notes thereto) will be true, complete and correct and present fairly the financial position of Seller as of their respective dates, and the related income statements included in the 2002 Financial Statements will be true, complete and correct and present fairly the results of operations of Seller for the periods then ended, all in conformity with United States GAAP applied on a consistent basis

(b)      Seller has no liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) related to the Business which are not fully reflected or reserved against in the 2003 Financial Statements except those which have been incurred in the ordinary course of business of Seller since the date of the 2003 Financial Statements (all of which will, unless satisfied on or prior to the Closing Date, will constitute Retained Liabilities) or

3.04    Operation of Seller in the Ordinary Course.   (a)   Since the close of business on December 31, 2003, Seller's Business has been operated, and through the Closing Date will have been operated, in the ordinary course, except to the extent that Buyer has otherwise agreed (or may prior to the Closing Date otherwise agree) in writing or as is expressly contemplated by this Agreement. From the date hereof until the Closing Date, Seller shall continue to use its best efforts to preserve the goodwill of Seller’s Business and its relationship with employees, customers and suppliers.

(b)    In furtherance of the foregoing, since December 31, 2003, except for the termination of the Stockholders’ Agreement and the insurances in connection therewith, the proceeds of which constitute a Retained Asset, Seller has not (a) incurred any obligations or liabilities, whether absolute, accrued, contingent or other, other than obligations and liabilities incurred in the ordinary course of business, (b) mortgaged, pledged or subjected to any lien, lease, security interest or other encumbrance (other than liens for taxes, assessments or other governmental charges not yet due and payable, or

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presently payable without penalty or interest) any of its assets, real or personal, tangible or intangible, (c) acquired or disposed of any assets or properties, or entered into any agreement for any such acquisition or disposition, except in the ordinary course of business, (d) declared, made, paid or set apart any dividend or other distribution to its shareholders, except for cash, or purchased or redeemed any shares of its capital stock or granted any option, warrant or right to purchase any such capital stock, (e) forgiven or canceled any debts or claims other than in the ordinary course of business or waived any rights of material value not previously accrued for, (f) granted any increase in compensation in any form to any officer, salaried employee or any class of other employees, or granted any severance or termination pay, or entered into any employment agreement, or any modification of a previously existing employment agreement, with any officer or any other salaried employee, other than increases in compensation of 10% (ten percent) or less granted in the ordinary course of business consistent with prior practice to employees other than Edward Fitzgerald and Kevin Fitzgerald (g) adopted, amended or entered into any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement or arrangement for the benefit of employees, (h) granted any rights or licenses under or to any of its patents, trademarks, trade names, copyrights, domain names or other intellectual property rights, (i) suffered any loss of, or material adverse change in its relationship with, any supplier or customer or has knowledge that any such supplier or customer intends any action which would constitute or lead to such a loss or material adverse change, (j) suffered any damage, destruction or loss (whether or not covered by insurance) which has a material adverse effect on its business, (k) suffered any strike or other labor trouble which has had a material adverse effect on its operations, (l) terminated or made any substantial revision of, or engaged in any renegotiation of, any material contract, (m) decreased the level of maintenance on, or its expenditures for maintenance of, the real property, machinery, equipment, tools, furniture and fixtures owned or leased by it, (n) made any change in accounting principles or methods or in classification, depreciation or amortization policies or rates, (o) settled any dispute involving payment by the Seller in excess of $10,000, (p) made any loan or advance in excess of $10,000 to any person or entity other than travel or expense advances in accordance with its normal policies which have been accounted for or repaid and extension of trade credit in accordance with its normal business practices, or (q) entered into any material transaction other than in the ordinary course of business.

3.05    Tax Matters. Other than as disclosed on Schedule 3.05, there is no tax obligation of Seller which constitutes, or may in the future constitute, a lien on the Purchased Assets, and if any such lien exists or arises, it will be promptly discharged by Seller.

3.06    Material Contracts and Commitments.    Schedule 1.01(c) hereto constitutes a full and complete list, as of the date hereof, of all contracts and commitments of Seller related to the Business involving aggregate rights or obligations of Seller in excess of $10,000 per contract or which have a remaining term, as of the date hereof, of over six months in length of obligation on the part of Seller (“Material Contracts”). Except as indicated on Schedule 1.01(c), Seller is not in breach or violation of, or in default under any of the Material Contracts; the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default or breach under the Material Contracts; and, except as specifically

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indicated in Schedule 1.01(c), the execution of this Agreement and the consummation of the transactions contemplated hereby will not give rise to any consent requirement under any of the Material Contracts. All of the contracts listed on Schedule 1.01(c) are in full force and effect and have not been modified or amended, except as set forth on Schedule 1.01(c).

3.07      Licenses, Permits and Authorizations. Seller has obtained, and will as of the Closing Date continue to have, all material approvals, authorizations, consents, licenses, franchises, orders, certificates and other permits of, and has made and will have made on the Closing Date all filings with, any governmental authority, whether foreign, Federal, state or local, which are required for the ownership of the Purchased Assets or the conduct of Seller’s Business as presently conducted. A complete list of all such approvals, authorizations, consents, licenses, franchises, orders, certificates, permits and filings is included as Schedule 3.07 hereto.

3.08      Title to Purchased Assets. Seller has good title to the Purchased Assets and shall at the Closing deliver to Buyer good title to the Purchased Assets free and clear of all title defects, liabilities, obligations, liens, mortgages, security interests, encumbrances, easements, claims or similar adverse interests of any kind or character except (i) any Assumed Liabilities expressly assumed by Buyer pursuant to Section 1.03 hereof, and (ii) the title exceptions listed in Schedule 3.08 hereto. All leases pursuant to which Seller leases any of the Purchased Assets are valid and binding in accordance with their respective terms.

3.09      Transferred Intellectual Property. Except as set forth in Schedule 1.01(d), to the knowledge of Seller and Shareholders and only insofar as they relate to the Business:

(a)         Seller owns or has the right to use pursuant to license, sublicense, public domain, agreement, or permission the following intellectual property (the “Transferred Intellectual Property”): (i) all trademarks, service marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications registrations, and renewals in connection therewith, (ii) all trade secrets and confidential business information (including protocols, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (iii) all other proprietary rights, and (iv) all copies and tangible embodiments thereof (in whatever form or medium).

(b)         Seller has not knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and none of Seller’s officers have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any claim that Seller must license or refrain from using any intellectual property rights of any third party. To the knowledge of Seller, no third party has interfered with, infringed upon, or misappropriated in any material respect any intellectual property rights of Seller. Seller has not knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and none of Seller’s officers have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any claim that Seller must license or refrain from using any intellectual property rights of any third party. To the knowledge of Seller, no third party has interfered with, infringed upon, or misappropriated in any material respect any intellectual property rights of Seller.

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(c)        Schedule 1.01(d) identifies each patent or registration which has been issued to Seller with respect to any of the Transferred Intellectual Property, identifies each pending patent application or application for registration which Seller has made with respect to any of the Transferred Intellectual Property, and identifies each material license, agreement, or other permission which Seller has granted to any third party with respect to any of the Transferred Intellectual Property outside the ordinary course of business. Schedule 1.01(d) also identifies each registered trade name or registered trademark used by Seller with respect to the Transferred Intellectual Property and identifies each pending trademark application filed with respect to the Transferred Intellectual Property. Except as set forth on the Schedule 1.01(d) to Seller's knowledge with respect to each such item of Transferred Intellectual Property required to be identified in Schedule 1.01(d):

(i) Seller possesses all rights, title, and interest in and to the item, free and clear of any security interest, license or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; and

(iii)     no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use or ownership of the item.

(d)         Schedule 1.01(d) identifies each item of Transferred Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered or made available at its offices to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as set forth on Schedule 1.01(e), to Seller’s knowledge with respect to each such item of Transferred Intellectual Property:

(i) the license, sublicense, agreement, or permission covering the item is, to Seller's knowledge, legal, valid, binding, enforceable, and in full force and effect;

(ii)    the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms and to the same extent following the consummation of the transactions contemplated hereby;

(iii)   no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

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(iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; and

(v) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e)         Seller is not aware that any of the Transferred Employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with the Business.

3.10      Employee Benefit Plans. Seller shall retain all liabilities, if any, accrued under any employee benefit plan, as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained by Seller until paid or otherwise disposed of and Buyer shall not assume any such retained liabilities except in case as set forth in Schedule 8.01 or Schedule 8.03. Seller does not contribute to and is not obligated to contribute to a “multi-employer plan”, as defined in Section 3(7) of ERISA. Seller is not delinquent in payment of any premium required to be made by Seller under Section 4007 of ERISA.

3.11      Litigation and Other Claims. Except as described in Schedule 3.11, there are no actions, suits, arbitration proceedings, claims or other proceedings arising out of or related to the Business of the Seller pending or, to the knowledge of Seller, threatened before any foreign, Federal, state, municipal or other court, department, commission, arbitration panel, board, bureau, agency, body or instrumentality against Seller or affecting the Purchased Assets at law or in equity. Seller is not a party to or subject to the provisions of any order, writ, injunction, decree or judgment of any court or foreign, Federal, state, municipal or other governmental or administrative body, department, commission, board, bureau, securities exchange or other agency or instrumentality in connection with the ongoing operations of Seller except as set forth in Schedule 3.11.

3.12      No Material Adverse Change. Since the close of business on the date of the 2003 Financial Statements, there has been no material adverse change in the financial condition, results of operations or Business of Seller.

3.13      Sufficiency of Purchased Assets. The Purchased Assets are sufficient to operate Seller’s Business as currently operated. Seller is not a party to any contract which is necessary in any material respect to Seller’s Business other than contracts which will be assigned to Buyer at the Closing hereunder.

3.14      Compliance with Laws.

(a)         Neither the Purchased Assets nor the operations of Seller’s Business, as conducted at the date hereof and as will be conducted through the Closing Date, violate, in any material respect, any Federal, state or local law, ordinance, rule or regulation.

(b) Seller is not subject to the regulatory requirements and the authority of the Food and Drug Administration.

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3.15      Insurance. Seller maintains, and through the Closing Date will maintain, adequate insurance including self-insurance insuring the Purchased Assets and the operations of Seller’s Business. All policies of insurance of any kind maintained, owned or held by Seller which cover the Purchased Assets or Seller’s Business are set forth in Schedule 3.15 hereto and such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination. The insurance policies to which Seller is a party which cover the Purchased Assets or Seller’s Business are sufficient for compliance with all requirements of applicable laws and all agreements to which Seller is a party or by which Seller or the Purchased Assets may be bound. In the three years preceding the date of this Agreement, Seller has not been refused any insurance with respect to the Purchased Assets or the operations of Seller or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried such insurance.

3.16      Inventory; Accounts Receivable. The inventories of the Seller are, as of the most recent date of the 2003 Financial Statements, and as of the Closing Date will be (a) saleable to customers in the normal course of its business, and (b) not obsolete, deteriorated, unusable or in excess of customary levels. The accounts receivable reflected on the balance sheets of Seller included in the 2003 Financial Statements, and all accounts receivable of Seller arising since the date of such balance sheets, arose from bona fide transactions in the ordinary course of business, and the materials or services involved have been provided to the account obligor, and no further materials or services are required to be provided in order to complete the sales and to entitle Seller, or its assignee, to collect such accounts receivable in full. Except as set forth in Schedule 3.16 hereto, none of such accounts receivable have been assigned or pledged to any other person, firm or corporation, and no defense or setoff to any such accounts receivable has been asserted by any obligor, except as reserved. All accounts receivable, less any collections made by Seller for the 30 days after Closing, except to the extent such collections are based on accounts receivables generated by Buyer after the Closing, included in the Purchased Assets will be collected in full by Buyer net of any applicable reserves for doubtful accounts included in the balance sheet included in the 2003 Financial Statements. Collection will be applied to the oldest Accounts Receivable, unless the payor specifically designates the receivable to which his/her payment shall be applied in which event the collection will be applied to such receivable.

3.17     Labor Matters. Schedule 3.18 lists the current salaries and bonuses (together with pending or anticipated increases therein) of each director, officer, employee, and other remuneration with respect to any consultant or agent of Seller currently paid at a rate in excess of $40,000 per year. Except as disclosed on Schedule 3.18, no officer or other key employee of Seller has indicated to the Sellers or, to the knowledge of the Sellers, has an intention to terminate his or her employment with Seller. Except as set forth in Schedule 3.18: (a) Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against Seller pending or threatened with respect to Seller’s employees before the National Labor Relations Board or any other applicable tribunal; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best of Seller’s knowledge, threatened against or affecting Seller; (d) Seller has received no notice that any representation or petition respecting the employees of Seller has been filed with the National Labor Relations Board or any other applicable tribunal; (e) no grievance nor any arbitration proceeding arising out of or under any collective bargaining agreements with respect to Seller’s employees is pending against Seller; and (f) Seller has not experienced any strike or work stoppage or other industrial dispute involving Seller’s employees in the past five years.

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3.18       Condition of Purchased Assets. The Purchased Assets are in good repair and working condition, normal wear and tear excepted, are suited for the uses currently intended, are in conformity with all applicable laws, ordinances, rules and regulations and are in good saleable condition, normal wear and tear excepted.

3.19       Environmental Matters.

(a)          Except as set forth in Schedule 3.20 hereto: (i) Seller is in compliance in all material respects with all environmental laws, regulations, permits and orders applicable to it, and with all laws, regulations, permits and orders governing or relating to asbestos removal and abatement; (ii) Seller has not transported, stored, treated or disposed, or allowed or arranged for any third parties to transport, store, treat or dispose, of any Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, or had performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations, nor has Seller disposed of, or allowed or arranged for any third parties to dispose of, Hazardous Substances or other waste upon property owned or leased by it; (iii) there has not occurred, nor is there presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of any parcel of real property in which Seller has an ownership interest or any leasehold interest; (iv) Seller has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any Hazardous Substance or other waste to or at a site which, pursuant to the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any similar law, (A) has been placed on the National Priorities List or its state equivalent, or (B) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent; (v) Seller has not received notice, and has no knowledge of any facts which could give rise to any notice, that Seller is a potentially responsible party for a Federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation or notice of any other Environmental Claim; (vi) Seller has not received any written or oral request for information in connection with any Federal or state environmental cleanup site and has not undertaken (or been requested to undertake) any response or remedial actions or cleanup actions of any kind at the request of any Federal, state or local governmental entity, or at the request of any other person or entity; (vii) there are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of Seller; and (viii) Schedule 3.20 identifies (w) all environmental audits, assessments or occupational health studies undertaken by Seller or its agents or by any governmental agencies with respect to the operations or properties of Seller; (x) the results of any ground water, soil, air or asbestos monitoring undertaken with respect to any real property owned or leased by Seller; (y) all written communications of Seller with environmental agencies; and (z) all citations issued to Seller under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.).

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(b)      For the purposes of this Agreement, “Environmental Claim” shall mean any demand, claim, governmental notice or threat of litigation or the actual institution of any action, suit or proceeding at any time by a person other than the parties which asserts that an Environmental Condition constitutes a violation of or otherwise may give rise to any liability or obligation under, any statute, ordinance, regulation, or other governmental requirement or the common law, including, without limitation, any such statute, ordinance, regulation, or other governmental requirement relating to the emission, discharge, or release of any Hazardous Substance into the environment or the generation, treatment, stor age, transportation, or disposal of any Hazardous Substance. “Environmental Condition” shall mean the presence on the Closing Date, whether discovered or undiscovered on the Closing Date, in surface water, ground water, drinking water supply, land surface, subsurface strata or ambient air of any pollutant, contaminant, industrial solid waste or Hazardous Substance arising out of or otherwise related to the operations or other activities of Seller, or of any predecessor in interest or line of business to Seller, conducted or undertaken prior to the Closing Date. “Hazardous Substance” shall mean any substance defined in the manner set forth in Section 101(14) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and shall include any additional substances designated under Section 102(a) thereof. “Release” shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

3.20      Absence of Certain Payments. Neither the Seller nor any officers, directors, employees, agents, representatives, or independent contractors of the Seller has made, or arranged for the making of, any unlawful payment to any official, officer or employee of any foreign, Federal, state, county, municipal or other governmental or regulatory body or authority or any self regulatory body or authority, or made any payment to any customer or supplier of the Seller or any officer, director, partner, employee or agent of any customer or supplier, for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Seller.

3.21      Full Disclosure. All information furnished to Buyer in accordance herewith is, and as of the Closing Date shall be, correct and complete in all material respects. No representation or warranty of Seller and no information, Schedule or certificate furnished or to be furnished by or on behalf of Seller to Buyer, its affiliates or its agents pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

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ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

Buyer hereby represents and warrants to, and covenants with, Seller and Shareholders:

4.01      Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Ireland, and has the corporate power and authority to own and operate its properties and assets and to conduct its business as it is now being conducted. Buyer is duly qualified to do business in all other jurisdictions in which Buyer owns, leases or operates property or otherwise conducts Buyer's business if the failure to be qualified would have a material adverse effect on Buyer's ability to conduct business using the Purchased Assets.

4.02      Due Authorization. Buyer has full corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. The execution, delivery and performance of this Agreement and the Related Agreements will not conflict with or result in a violation of any provision of the Certificate of Incorporation or By-Laws (or similar corporate organizational documents) of Buyer, or of any material contract by which it is bound, or of any judgment or decree to which it is a party or by which it is bound. All necessary authorizations of the transactions contemplated by this Agreement and the Related Agreements required to be obtained by Buyer from any Federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulations of such government or agency shall have been made in such form as is acceptable to file. Seller shall cooperate with Buyer with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations. Buyer will deliver to Seller at the Closing true and complete copies of all resolutions of its board of directors by which the execution, delivery and performance of this Agreement and the Related Agreements and consummation of the transactions contemplated hereby and thereby were authorized, certified by the Secretary of Buyer as of the Closing Date.

4.03      Purchase of Inventory for Resale. Buyer is purchasing the inventories of Seller included in the Purchased Assets solely for resale and not for Buyer’s own use or consumption.

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ARTICLE V

COVENANTS PENDING CLOSING

5.01   Conduct of Business of Seller Prior to the Closing. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Seller will conduct Seller’s Business and operations in, and only in, the ordinary course of business and substantially in the manner heretofore conducted. Without limiting the generality of the foregoing, and except as contemplated in this Agreement, prior to the Closing Date, without the prior written consent of Buyer, Seller will not:

(a)      except for Retained Liabilities, create, incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases; or incur any material liabilities or obligations other than in the ordinary course of business consistent with past practices; or assume, guarantee, endorse or otherwise become liable or responsible (whether directly or contingently or otherwise) for the obligations of any person; provided, that Seller may endorse negotiable instruments for collection in the ordinary course of business;

(b)      except as a result of a normal individual review cycle, or individual plan cycle, increase the rate or terms of compensation payable or to become payable by Seller to Seller’s employees; or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with the employees of Seller; or enter into any new employment agreement or modify the terms of any existing employment agreement;

(c)      except in the ordinary course of business with product purchasers, enter into any material contract or arrangement providing for, in the aggregate, payment or receipt of more than US$25,000 or which is greater than six months in duration without Buyer’s consent which shall not be unreasonably withheld or delayed;

(d)    in any material way, violate, breach or allow to lapse any Material Contract or enter into any other agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing), except in the ordinary course of business consistent with past practice;

(e)     sell, transfer, mortgage, encumber or otherwise dispose of any of the Purchased Assets, except in the ordinary course of business consistent with past practice; or

(f)     agree or make any commitment to take any actions prohibited by this Section 5.01.

5.02   Access to Information. Between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours (a) give Buyer and its authorized representatives and advisors access to all books, records, offices and other facilities and properties of Seller, (b) permit Buyer to make such inspections thereof as Buyer may reasonably request, and (c) cause its officers and advisors to furnish Buyer with such financial and operating data and other information with respect to Seller as Buyer may from time to time reasonably request; in addition, Seller will cause its accountants to make their personnel, their work papers and such other requested documentation relating to their work papers and to their audits of the books and records of Seller available to Buyer and its advisors and representatives.

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5.03    Consents. The parties hereto will use their best efforts to promptly obtain consents (including any required consents to the assignment of contracts) of all persons and governmental authorities necessary for the consummation of the sale of the Purchased Assets and the other transactions contemplated by this Agreement and the Related Agreements.

5.04    Public Announcements. From the date hereof through the Closing, no party hereto shall make any press release or public announcement or any disclosure to any third person (other than to employees of Seller, employees of Buyer, attorneys, accountants and other advisors of the parties hereto in connection with the transactions contemplated hereby) concerning the transactions contemplated by this Agreement; provided, however, that the parties will make such announcements, if any, as are required by applicable law or stock exchange rules and will mutually agree to the content thereof. In conjunction with the Closing, Buyer and Seller shall consult with each other concerning the form of any post-closing press release or any other public announcement concerning the transactions contemplated by this Agreement, and the parties shall use their best efforts to cause a mutually agreeable form of such release or announcement to be issued.

5.05    Confidentiality.

(a)      All information furnished by Buyer (or its agents and representatives) to Seller (or their agents and representatives) or furnished by Seller (or their agents or representatives) to Buyer (or its agents and representatives) pursuant hereto shall be treated as the sole property of the party furnishing the information until the Closing Date, and if the Closing shall not occur, the party receiving the information shall return to the party which furnished such information all copies of any documents or other materials containing, reflecting or referring to such information, shall keep confidential all of such information regarded as confidential by the party supplying such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to (i) any information which (w) the party receiving the information can establish was already in its possession prior to the disclosure thereof by the party furnishing the information, (x) was then generally known to the public, (y) became known to the public through no fault of the party receiving the information; or (z) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality to the party furnishing the information; or (ii) disclosures in accordance with an order of a court of competent jurisdiction or as required by any law, rule or regulation applicable to the party making the disclosure, including any rule of, or agreement of any party or its affiliates with, any stock exchange. Notwithstanding anything to the contrary in this Agreement, the party receiving information may share confidential information furnished by the other party only on a need-to-know basis to those persons who have signed confidentiality agreements.

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(b)      Seller, Shareholders and Buyer agree, whether or not the Closing shall occur, to maintain, and to cause their agents and representatives to maintain, the confidentiality of the terms and conditions of this Agreement and the Related Agreements and all documents executed and delivered in connection with the transactions contemplated by this Agreement and the Related Agreements. The provisions of this Section 5.05(b) shall not apply to particular conditions or terms of the above referenced documents (i) if the party seeking to make such disclosure shall have obtained the prior written consent of the other party to the disclosure of such conditions or terms, (ii) that are required to be disclosed during the course of any litigation or arbitration which may be brought by any party related to the provisions of any of the above referenced documents, (iii) that are or become generally available to the public other than as a result of actions taken by the party seeking to make such disclosure or its agents and representatives, or (iv) that are required to be disclosed pursuant to and in accordance with any law, rule or regulation applicable to the party seeking to make such disclosure, including any rule of, or agreement of any party or its affiliates with, any stock exchange.

Notwithstanding the foregoing, if a party is requested or required (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any of the above-referenced documents, such party will promptly notify the other party of such request so that such other party may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is nonetheless, in the opinion of its counsel, compelled to disclose any terms or conditions of the above-referenced documents to any tribunal or else stand liable for contempt or suffer other censure or penalty, such party may disclose such information to such tribunal without liability hereunder.

5.06    Related Agreements. The parties hereto agree that at Closing they will execute and deliver (or cause their affiliates or employees to execute and deliver) the Related Agreements to which they or their affiliates are to be a party.

5.07    No-Shop. Seller hereby agrees that it shall not pursue or become involved in any negotiations or discussions or enter into any agreement regarding the sale of the business, assets or stock of Seller to any third person or entity until April 30, 2004.

ARTICLE VI

CLOSING CONDITIONS

6.01    Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)      No Order, Decree or Injunction. Neither Seller, Shareholders nor Buyer shall be subject to any order, decree or injunction of a court of competent jurisdiction or governmental agency and no statute, rule or regulation shall be in effect or be enacted or issued which (i) prevents or delays any of the transactions contemplated by this Agreement, or (ii) would impose any limitation on the ability of Buyer effectively to exercise full rights of ownership of the Purchased Assets.

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(b)     Related Agreements. All Related Agreements shall have been executed and delivered by the parties thereto.

6.02   Conditions to the Obligations of Seller to Effect the Transactions Contemplated Hereby. The obligations of Seller to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller:

(a)     Covenants Performed; Representations and Warranties True. Buyer shall have performed and complied with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date and the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing Date as though made at and as of the Closing Date, and Seller shall have received a certificate to that effect signed on behalf of Buyer by an authorized officer of Buyer;

(b)     Opinion Letters. At the Closing, Seller shall have received an opinion or opinions from United States and Irish counsel of Buyer, dated the Closing Date and satisfactory in form and substance to Seller and its counsel, substantially in the form of Exhibit G1 and Exhibit G2, respectively.

(c)     Purchase Price. At the Closing, Buyer shall have transferred the Purchase Price.

6.03   Conditions to the Obligations of Buyer to Effect the Transactions Contemplated Hereby. The obligations of Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

(a)     Covenants Performed; Representations and Warranties True. Seller and Shareholders shall have performed and complied with the covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date, and the representations and warranties of Seller and Shareholders set forth in this Agreement shall be true and correct as of the Closing Date as though made at and as of the Closing Date, and Buyer shall have received a certificate to that effect signed by authorized officers of Seller;

(b)     No Material Adverse Change. There shall not have been, since the date of the 2003 Financial Statements, any material adverse change in the business, results of operations, financial condition or prospects of Seller;

(c)     Opinion Letter. At the Closing, Buyer shall have received an opinion or opinions from counsel for Seller and Shareholders, dated the Closing Date and satisfactory in form and substance to Buyer and its counsel, substantially in the form of Exhibit H.

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(d)     Consents Obtained. Prior to Closing, all licenses, permits and other governmental approvals and authorizations and all consents of third parties required to effect the transactions contemplated by this Agreement, and for the Business of Seller to be operated by Buyer after the Closing in the manner and to the extent of Seller's current operations (including, without limitation, all consents required for the assignment of the Material Contracts referred to in Section 1.03(b) and the necessary documentation for the transfer of the bank accounts referred to in Section 1.01(h)), shall have been obtained and delivered to Buyer.

(e)     Inventory and Accounts Receivable Listings. At Closing, Seller will provide a complete listing of the inventory as described in Section 1.01(b) and a complete listing of all accounts receivable of the Business.

ARTICLE VII

THE CLOSING

7.01   Time and Place of Closing. Upon the terms and subject to the satisfaction or waiver of the conditions in this Agreement, the Closing of the transactions contemplated hereby (the “Closing”) shall take place on April 15, 2004 at the offices of Buyer’s counsel, Carter Ledyard & Milburn LLP, Two Wall Street, New York, New York 10005, or at such other time and place as the parties hereto may agree in writing. The effective time of the Closing is herein referred to as the “Closing Date.”

7.02   Closing. At the Closing, the Buyer shall deliver to Seller an instrument in the form of Exhibit A hereto by which Buyer shall assume and agree to perform and discharge the Assumed Liabilities with effect from the Closing Date in a form satisfactory to Seller. Seller will deliver to Buyer such warranty deeds, bills of sale, instruments of assignment, including an instrument in the form of Exhibit B and other good and sufficient instruments of transfer and the other instruments and documents contemplated hereby, executed by Seller or its affiliates and in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably require to vest in Buyer all right, title and interest of Seller and their affiliates in and to the Purchased Assets, and Buyer shall pay to Seller the amount, and deliver to Seller the other instruments and documents required of it at the Closing.

Seller shall deliver to Buyer at the Closing possession of the Purchased Assets being sold pursuant to this Agreement and the entire right, title and interest of Seller in and to such Purchased Assets shall pass to Buyer at the Closing.

ARTICLE VIII

SUCCESSOR EMPLOYER

8.01   Employment with Buyer. Buyer agrees that Fitzgerald Industries International, Inc., a Delaware corporation affiliated with Buyer formed to employ the Transferred Employees in connection with the operation of the business after the Closing (the “Employing Company”) will offer to enter into employment agreements substantially in the form of Exhibit E hereto immediately after the Closing with those persons who, immediately prior to the Closing, as set forth on Schedule 8.01 are employed by Seller with respect to the Business. Such offer of employment shall include a provision for compensation at rates substantially similar to the rates of compensation in effect for such employees immediately prior to the Closing Date as set forth on Schedule 8.01 and such other terms and conditions as are set forth on Schedule 8.01. (Those employees of Seller who accept employment with the Employing Company are hereinafter referred to as the “Transferred Employees.”) Transferred Employees shall (i) be offered employment for a term of not less than three (3) years from the Closing Date, and (ii) in addition to any medical, dental or health care insurance offered by the Employing Company, have, at the Employing Company’s expense, an account of $3,000 per year (not to be included in the Transferred Employees’ taxable income, if allowed under IRS rules), per employee for any medical, dental or health care costs incurred by the Transferred Employee and/or such Transferred Employee’s immediate family members, which costs are not covered under the Employing Company’s health insurance policy, including, but not limited to, costs incurred for orthodontic devices, prescription drugs or any other medical or dental services, products or procedures not covered by the Employing Company’s health insurance policy. The Employing Company shall be responsible for the payment of severance, if any, to any employee of Seller whose employment is terminated by the Employing Company after the Closing.

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8.02   Third Parties. The covenants of Buyer and Seller in this Article VIII are not intended to create any right in any Transferred Employee or his or her heirs, executors, beneficiaries or personal representatives.

8.03   Vacation, Personal and Sick Time. Buyer will permit the Transferred Employees to take any outstanding vacation time, personal time or sick time accrued by such Transferred Employees as of the Closing Date as listed in Schedule 8.03, after the Closing until December 31, 2004.

8.04   No Restriction on Seller’s Amendment and Termination Rights. Nothing in this Agreement shall limit, restrict or otherwise impair Seller’s right to amend and/or terminate any or all of its employment compensation or employee benefit programs, plans or arrangements, in whole or in part at any time or from time to time.

ARTICLE IX

WORKERS' COMPENSATION AND
PRODUCT LIABILITY RESPONSIBILITY

9.01   Workers’ Compensation. Seller will retain responsibility for all workers’ compensation claims of employees of Seller other than Transferred Employees and will retain responsibility for workers’ compensation claims by Transferred Employees pending as of the Closing Date or arising as a result of events occurring or conditions caused solely on or prior to the Closing Date. For workers' compensation claims by Transferred Employees filed after the Closing Date and arising solely as a result of events occurring or conditions caused solely after the Closing Date, Buyer will be responsible. The responsibility for workers’ compensation claims by Transferred Employees relating to events occurring or conditions caused both during the period before and the period after the Closing Date shall be shared equitably by Buyer and Seller.

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9.02   Product Liability and Warranty Claims. At the Closing, Buyer shall assume and agree to perform and discharge all product liability and warranty claims (including claims for injury to person or property) and litigation relating to the business conducted by Buyer and arising from products sold after the Closing Date; Seller shall retain responsibility for such claims and litigation relating to products sold by Seller or any predecessor of Seller’s Business on or prior to the Closing Date.

9.03   Responsibility for Prior Claims. It is understood and agreed that Buyer does not assume any liability for, and shall not otherwise be responsible for, any product liability or warranty claims (including warranty claims for injury to person or property) of Seller and arising from products sold or occurrences on or prior to the Closing Date, and Seller agrees to indemnify and hold harmless Buyer with respect to any such claims as provided in Section 10.06.

ARTICLE X

POST-CLOSING COVENANTS

10.01   Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets, the Assumed Liabilities and the other transactions contemplated by this Agreement and the Related Agreements. From time to time after the date hereof (including after the Closing Date if requested), Seller and its affiliates will, at their own expense and without further consideration, execute and deliver such instruments and documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Purchased Assets and to more effectively consummate the transactions contemplated by this Agreement and the Related Agreements. From time to time after the date hereof, including after the Closing Date if requested, Buyer will, at its expense and without further consideration, execute and deliver such instruments and documents to Seller as Seller may reasonably request in order to more effectively transfer to Buyer the Assumed Liabilities and to more effectively consummate the transactions contemplated hereby and the Related Agreements.

10.02   Commissions and Fees. Except as disclosed in Schedule 10.02 hereto, Seller, Shareholders and Buyer each represent and warrant to the other that no broker, finder, financial adviser or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation. Seller on the one hand, and Buyer, on the other hand, will pay to the other or otherwise discharge, and will jointly and severally indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder’s fees (other than as described above) incurred by reason of any action taken by such party.

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10.03   Sales, Transfer and Use Taxes. All sales, transfer and use taxes incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby will be borne by Seller, and Seller will, at its own expense, file all necessary tax returns and other documentation with respect to all such sales, transfer and use taxes, and, if required by applicable law, Buyer will join in the execution of any such tax returns or other documentation.

10.04   Nondisclosure; Noncompetition.

(a)     Seller and Shareholders agree not to use or disclose at any time after consummation of the transactions contemplated hereby, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of Buyer, any trade secrets, proprietary information or other information relating to the Business that Buyer considers confidential relating to designs, suppliers, inventions, operations, marketing, cost and pricing data, master files or customer lists utilized by Seller prior to the Closing or by Buyer or any of its affiliates (the “Buyer Group”), or the skills, abilities and compensation of the Buyer Group’s employees, and all other similar information material to the conduct of the Buyer Group’s business, which is not presently generally known to the public; provided, however, that this provision shall not preclude Seller or any of the Shareholders from (i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order Seller or Shareholders, as the case may be, will give Buyer three business days’ written notice (or, if disclosure is required to be made in less than three business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.

(b)     For a period of three years from the Closing Date or for a longer period pursuant to the Employment Agreements, if applicable, Seller, Shareholders and their affiliates (defined to include (i) any entity (x) controlled by Seller or Shareholders, (y) controlling Seller or (z) under common control with Seller; or (ii) any executive officer, director or 5% or greater holder of the voting equity of Seller who is not employed by an affiliate of Trinity Biotech plc immediately after the Closing or any entity controlled by such person; provided, however, notwithstanding the foregoing, that ownership of less than 5% of the total voting equity of a publicly held company which competes with the Business shall not be a violation of this Section 10.05(b)) (the “Seller Group”) shall not, without the written consent of an officer authorized to act in the matter by the Board of Directors of Buyer, directly or indirectly: (i) own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor, consultant, lender or otherwise, any business entity which is engaged in, or is in any way related to or competitive with, the business currently conducted by Seller; or (ii) on behalf of anyone else engaged in any such line of business (x) persuade or attempt to persuade any employee of any member of the Buyer Group or any individual who was an employee of any member of the Buyer Group during the one year prior to the date of this Agreement, to leave the employ of any member of the Buyer Group or to become employed by any person other than the members of the Buyer Group or hire any such employee; (y) persuade or attempt to persuade any current client or former customer of any member of the Buyer Group to cease doing business with, or to reduce the amount of business it does or intends or anticipates doing with, Buyer (or any successor to Buyer’s business); or (z) solicit the business of any of such customer or former customer with respect to the business conducted by Seller.

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10.05    Indemnification.

(a)   By Seller and Shareholders.  Seller and Shareholders jointly and severally agree to save, defend and indemnify Buyer against and hold it harmless from any and all claims, liabilities, losses, damages, deficiencies, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, interest, penalties and counsel’s fees and expenses in connection with any action, claim or proceeding relating thereto or seeking enforcement of a party’s obligations hereunder) (“Losses”), asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, arising out of (i) any breach of any representation, warranty, covenant or agreement made by Seller or Shareholders under this Agreement or the Stock Purchase Agreement, or (ii) any Retained Liability, or (iii) any Environmental Claim; provided, however, that Seller and Shareholders shall not have any obligation to indemnify Buyer from and against any net Losses arising from breaches described in (i) above or product returns for products delivered before Closing but returned by customers after Closing (the “Product Returns”), until Buyer has suffered aggregate net Losses by reason of all such breaches or Product Returns (excluding de Minimis Claims as hereinafter defined) in excess of $50,000 (the “Excess”), in which event Buyer shall be entitled to indemnification only for the amount of the Excess, and (B) in no event shall the aggregate of Seller’s or Shareholders’ indemnification payments with respect to breaches described in (i) above exceed $5,000,000, and (C) indemnification claims with respect to the representations and warranties contained in Article III hereof must be made by Buyer within the survival period therefor specified in Section 11.06 hereof. The foregoing limitations shall not apply with respect to any Losses arising out of any Retained Liability or any third party claim, unless with respect to net Losses arising from Product Returns or to any obligations under the Stock Purchase Agreement. For purposes hereof, “de Minimis Claims” shall mean any indemnification claim for which the amount of Losses claimed is less than $2,000 (providing that any series of claims arising from the same or substantially similar facts or circumstances shall be treated as one claim for such determination).

(b)    By Buyer. Buyer agrees to save, defend and indemnify Seller and Shareholders against and hold it harmless from any and all Losses arising out of (i) any breach of any representation, warranty, covenant or agreement made by Buyer under this Agreement or the Stock Purchase Agreement, or (ii) any Assumed Liability; provided, however, that (A) Buyer shall not have any obligation to indemnify Seller or Shareholders from and against any Losses with respect to breaches described in (i) above until Seller and Shareholders have suffered aggregate Losses by reason of all such breaches (excluding de Minimis Claims) in excess of $50,000, in which event Seller shall be entitled to indemnification for the full amount of their aggregate Losses, and (B) in no event shall the aggregate of Buyer’s indemnification payments with respect to breaches described in (i) above exceed $5,000,000, and (C) indemnification claims with respect to the representations and warranties contained in Article IV hereof must be made by Seller or Shareholders within the survival period therefor specified in Section 11.06 hereof. The foregoing limitations shall not apply with respect to any Losses arising out of any Assumed Liability or any third party claim or to any obligations under the Stock Purchase Agreement.

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10.06  Defense of Claims.

(a)    Should any claim, action or proceeding by or involving a third party arise after the Closing Date for which any party (the "Indemnifying Party") is liable for indemnification under the terms of this Agreement, the other party (the "Indemnified Party") shall notify the Indemnifying Party within a reasonable time after such claim, action or proceeding arises and is known to the Indemnified Party (provided that the failure to give timely notice shall not affect the right to indemnification hereunder except to the extent that the Indemnifying Party is actually damaged or prejudiced by such delay), and if the Indemnifying Party shall admit in writing its potential indemnification obligation in respect thereof, the Indemnified Party shall give the Indemnifying Party a reasonable opportunity:

(i)     to take part in any examination of the books and records;

(ii)    to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party or prosecute any claim, action, counterclaim or other proceeding with respect thereto;

(iii)   to take all other required steps or proceedings to settle or defend any such claim, action or proceeding; and

(iv)   to employ counsel to contest any such claim, action or proceeding in the name of the Indemnified Party or otherwise.

The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnifying Party. If the Indemnifying Party wishes to assume the defense and/or settlement of any such claim or action, it shall give written notice to the Indemnified Party admitting the possibility of its indemnification obligation in respect thereof and stating that it intends to assume such defense within 15 days after notice from the Indemnified Party of such claim or action (unless the claim or action reasonably requires a response in less than 15 days after notice thereof is given to the Indemnifying Party, in which event it shall notify the Indemnified Party at least five days prior to such reasonably required response date), and the Indemnifying Party shall thereafter assume the defense of such claim or action, through counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party may participate in any such defense at its own expense. The Indemnified Party shall afford the Indemnifying Party's counsel and other authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Indemnified Party, and to the personnel of the Indemnified Party, and shall otherwise use all reasonable efforts to cooperate with the Indemnifying Party, such counsel and such other authorized representatives in connection with the exercise of the rights of the Indemnifying Party pursuant to this Section 10.07; provided, however, that prior to the Indemnifying Party entering into any settlement arrangement it must first acknowledge its obligation to indemnify the Indemnified Party.

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(b)     If the Indemnifying Party shall not assume the defense of, or if after so assuming it shall fail to actively defend, any such claim or action, the Indemnified Party may defend against any such claim or action in such manner as it may deem appropriate, and the Indemnified Party may settle such claim or action on such terms as it may deem appropriate, and the Indemnifying Party promptly shall reimburse the Indemnified Party for the amount of such settlement and for all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnified Party in connection with the defense against and settlement of such claim or action. If no settlement of such claim or action is made, the Indemnifying Party shall satisfy any judgment rendered with respect to such claim or in such action, before the Indemnified Party is required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnified Party in the defense against such claim or action.

(c)    If a judgment is rendered against the Indemnified Party in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of the Indemnified Party, the Indemnifying Party immediately upon such entry or attachment shall pay such judgment in full or discharge such lien unless, at the Indemnifying Party's expense and direction, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnifying Party shall forthwith pay such judgment before the Indemnified Party is compelled to do so.

10.07    Expenses. Except as otherwise provided herein, Seller, Shareholders and Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Buyer shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to its and Buyer's professional advisors, and Seller and Shareholders shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to Seller's or Shareholders’ professional advisors.

10.08    Name.  Seller will grant to Buyer all necessary consents to enable Buyer to change its corporate name to “Fitzgerald Industries International, Inc.” in its State of incorporation and to qualify its business in the State of Massachusetts with the name “Fitzgerald Industries International, Inc.” After the Closing, Seller will abstain from using the name “Fitzgerald Industries International, Inc.”, except as required by law, and change its name to a name reasonably not to be deemed similar to “Fitzgerald Industries International, Inc.”

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10.09    Bank Accounts. Seller and Shareholders will use their reasonable efforts to have the bank account currently held in the name of Seller at Sovereign Bank located at 307 Main Street, Acton, Massachusetts 01720, which account is being used for incoming customer wire transfers, to be transferred to Buyer. In the event such account is transferable, Seller shall have no obligation to transfer the account until thirty-one (31) days after the Closing Date. At such time, Seller shall promptly transfer the account to Buyer. Except for any funds in such account belonging to Buyer (including, without limitation, as a result of the payment of any receivables generated by Buyer after Closing), Seller shall have the right to withdraw or transfer any funds in such account to another account of Seller prior to any transfer of the account.

10.10   Financial Statements. Seller and Shareholders will use their best efforts to provide to Buyer the 2002 Financial Statements, audited by John. T. Brozowski (“Auditor”), promptly after the Closing. The 2002 Financial Statements shall be, and the 2003 Financial Statements are, in compliance with all applicable SEC rules and regulations as necessary to allow Buyer to comply with its registration obligations under the Stock Purchase Agreement. Seller and Shareholders will also cause Auditor to provide any necessary consents as necessary to allow Buyer to comply with its registration obligations under the Stock Purchase Agreement.

10.11    Management Accounts. Promptly after Closing, Seller will provide Buyer with management accounts for the quarter ended March 31, 2004.

ARTICLE XI

MISCELLANEOUS

11.01    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.02   No Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided, however, that each party may assign its rights, but not its obligations, hereunder, in whole or in part, to any corporation or other entity controlled by, controlling or under common control with such party, and such party or its assignee may assign their rights hereunder, in whole or in part, to any purchaser of substantially all of the assets or business of such party or such assignee. Any attempted or purported assignment by either party other than in accordance with this Section 11.02 shall be null and void. Nothing herein is intended to prohibit Seller from assigning the proceeds of the sale hereunder to a third party.

11.03   Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party. Execution by facsimile signature shall be deemed to be, and shall have the same effect as, execution by original signature.

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11.04   Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York (without regard to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

11.05   Suits in Massachusetts. The parties agree that any action or proceeding relating in any way to this Agreement or the Related Agreements or the transactions contemplated hereby and thereby shall be brought and enforced in either the state or federal district courts for the Commonwealth of Massachusetts, and the parties hereby waive any objection to jurisdiction or venue in any such proceeding commenced in or removed to such courts.

11.06   Survival. The representations, warranties, indemnities and agreements of the parties to this Agreement contained herein or in any document delivered pursuant to or in connection herewith shall survive the Closing for eighteen (18) months and shall survive any investigation by any party hereto; provided, however, that the representations and warranties of Seller contained in Sections 3.05, 3.10 and 3.20 shall survive until the expiration of the relevant statute of limitations. The covenants contained in Section 5.05 and Article X shall survive the Closing indefinitely, except as otherwise provided therein.

11.07   Notices. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, or sent by overnight courier, or sent by fax addressed as follows:

(a)	To Buyer. If to Buyer addressed to:

Trinity Biotech PLC. IDA Business Park Southern Cross Road Bray, County Wicklow Ireland Fax: 011-353-1276-9883 Attn: Mr. Rory Nealon

With a copy to:

Carter Ledyard & Milburn LLP 2 Wall Street New York, New York 10005 Fax: 212-732-3232 Attn: Alan J. Bernstein, Esq.

(b)	To Seller. If to Seller addressed to:

Fitzgerald Industries International, Inc. 34 Junction Square Drive

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Concord, MA
Attention: Edward Fitzgerald

Telecopier No.: (978) 371-2266

With a copy to:

Nutter McClennen & Fish LLP
World Trade Center West
155 Seaport Boulevard
Boston, MA 02210
Attention: Gene A. Blumenreich, Esq.
Telecopier No.: (617) 310-9889

Any such notice shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand to an officer of the party to which it is directed at the time of the receipt thereof by such officer, (b) if sent by recognized overnight carrier or by registered or certified first-class mail, postage pre-paid, upon the date of first attempted delivery, as shown on the return receipt therefore or the returned item itself; and (c) if sent by facsimile at the time of dispatch thereof which machine generated confirmation of transmission, if in normal business hours in the country of receipt, or otherwise at the opening of business on the following business day.

Any party may designate a change of address at any time by giving written notice thereof to the other parties.

11.08     Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties hereto.

11.09     Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but any such waiver or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

11.10     Interpretation. The table of contents and the article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a governmental entity or any department or agency thereof. As used in this Agreement, the term "subsidiary," when used in reference to any other person, shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person. As used in this Agreement, the term "generally accepted accounting principles" means generally accepted accounting principles as in effect and as applied in the United States with respect to Seller or Ireland with respect to Buyer or any of its affiliates. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934. When used herein, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates or permits.

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11.11     Entire Agreement. This Agreement and the Related Agreements, including the schedules, exhibits, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of any transactions contemplated by this Agreement and the Related Agreements and supersede all prior agreements, representations and understandings among the parties with respect thereto or with respect to the transactions contemplated hereby.

11.12     Specific Performance.

(a)     Seller and Shareholders acknowledge that, in view of the uniqueness of the Business of Seller and the transactions contemplated hereby, Buyer may not have an adequate remedy at law for money damages in the event that this Agreement with respect to the sale of the Purchased Assets has not been performed in accordance with its terms by Seller or Shareholders and therefore Seller and Shareholders agree that Buyer shall be entitled to specific enforcement of the terms hereof with respect to the sale of the Purchased Assets and the other transactions contemplated hereby in the event of breach by Seller or Shareholders in addition to any other remedy to which Buyer may be entitled, at law or in equity, for such breach.

(b)     In the event of a breach or threatened breach by the Seller Group of their covenants under Section 10.05 hereof, Seller and Shareholders acknowledge that Buyer may not have an adequate remedy at law for money damages. Accordingly, in the event of such breach or threatened breach, Buyer will be entitled to such equitable and injunctive relief as may be available to restrain the Seller Group from the violation of the provisions of said Section 10.05 in addition to any other remedy to which Buyer may be entitled, at law or in equity, for such breach or threatened breach.

11.13     Severability of Covenants. Seller and Shareholders acknowledge that the covenants contained in Section 10.05 of this Agreement are reasonable and necessary for the protection of Buyer and its investment in the Purchased Assets and that each covenant, and the period or periods of time and the types and scope of restrictions on the activities specified therein are, and are intended to be, divisible and shall be deemed a series of separate covenants, one for each state or jurisdiction to which they are applicable. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

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ARTICLE XII

TERMINATION AND ABANDONMENT

12.01     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the written agreement of all of the parties hereto;

(b)     by Buyer if there has been a material violation or breach by Seller or any of the Shareholders of any covenant, agreement, representation or warranty contained in this Agreement entitling Buyer not to Close under Article VI;

(c)     by Seller or any other Shareholders if there has been a material violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement entitling Seller not to Close under Article VI; or

(d)     by either Buyer, Seller or any of the Shareholders if the Closing of the transactions contemplated by this Agreement shall not have been consummated on or before April 30, 2004, provided, however, that termination pursuant to this subsection (d) shall not relieve any party of the liabilities contemplated by the proviso to the second sentence of Section 12.02 hereof, if applicable.

12.02     Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any of the parties pursuant to Section 12.01(b), (c) or (d) of this Agreement, written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is properly terminated, none of the parties hereto nor any of their respective directors, officers or affiliates, as the case may be, shall have any liability or further obligation to any of the other parties or any of their respective directors, officers or affiliates, as the case may be, pursuant to this Agreement; provided, however, that if any such termination shall result from the breach of a warranty or the failure of a party to fulfill a condition to the performance of the obligations of the other parties or to perform a covenant or agreement contained in this Agreement or from any other willful breach by any party to this Agreement, such party shall be solely liable for any and all damages, costs and expenses (including, but not limited to, counsel's fees) sustained or incurred by the other parties as a result of such failure or breach. The provisions of Sections 5.05, 11.04, 11.05, 11.07, 11.13 and 12.02 shall survive any termination hereof.

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IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BENEN TRADING LTD.

By:	/s/ Rory Nealon Name: Rory Nealon Title: Director

FITZGERALD INDUSTRIES INTERNATIONAL, INC.

By:	/s/ Edward G. Fitzgerald Name: Edward G. Fitzgerald Title: Chairman

EDWARD FITZGERALD

/s/ Edward G. Fitzgerald

KEVIN FITZGERALD

/s/ Kevin Fitzgerald